CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  references  to  our  firm  under  the  caption  "Financial
Highlights" in the DWS Strategic Income Fund's (formerly Scudder Strategic Income Fund) (the "Fund") Class A, Class B, Class C, and Class S Shares Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Class A, Class B, Class C, and Class S Shares Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A, No. 2-58921) of our report dated December 21, 2006, on the financial statements and financial highlights of the DWS Strategic Income Fund, included in the Fund's Annual Report dated October 31, 2006.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
January 26, 2007